Exhibit 2.10

GREEN RAIN ENERGY HOLDINGS, INC.

Corporate Resolution of the Board of Directors

Dated: March 14, 2025

RESOLUTION TO ADOPT NEW BY-LAWS AND SUPERSEDE PRIOR GOVERNING DOCUMENTS

WHEREAS, Green Rain Energy Holdings, Inc. (the “Company”) has been duly formed and the Board of Directors has reviewed and approved new corporate By-laws for the Company;

WHEREAS, the Company, through acquisition, succession, or reorganization, is succeeding interests formerly held or governed by The Now Corporation, Inc. (OTC: NWPN);

NOW, THEREFORE, BE IT RESOLVED, that effective as of March 15, 2025, the By-laws of Green Rain Energy Holdings, Inc. are hereby formally adopted and shall supersede in their entirety any and all previous By-laws or corporate governance documents of The Now Corporation, Inc. (OTC: NWPN) or any predecessor entity;

RESOLVED FURTHER, that the officers of the Company are authorized and directed to take all necessary actions to implement this resolution and reflect the adoption of the new Bylaws in all applicable records and filings.

IN WITNESS WHEREOF, the undersigned has executed this Resolution as of the date first written above.

GREEN RAIN ENERGY HOLDINGS, INC.

By /s/ Alfredo Papadakis

March 14, 2025

Name: Alfredo Papadakis

Title: Chairman and Chief Executive Officer